Exhibit 21

SUBSIDIARIES OF THE REGISTRANT AS OF JUNE 30, 2005

Subsidiary	Country of Incorporation

Allume Systems, Inc.	California, USA
Keynomics, Inc	California, USA
IMSI Australia PTY	Australia
IMSI Germany GmbH.	Germany
Houseplans, Inc.	California, USA

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